Exhibit 99.1

Real Goods Solar Reports Second Quarter 2012 Results

•	Revenue increased 12.7% on a normalized basis
•	Kam Mofid appointed CEO in July

Boulder, CO, August 13, 2012 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading provider of turnkey commercial and residential solar energy solutions, today announced results for its second quarter ended June 30, 2012.

Q2 2012 Financial Results as Compared to the Same Year-Ago Quarter

Net revenue for the second quarter of 2012 increased 7.5% to $21.5 million from $20.0 million recorded in the same period last year. The revenue growth was primarily attributable to the acquisition of Alteris, partially offset by reduced revenues due to the direct supplying to customers by financing companies of certain components used on residential projects in order for the financiers to take advantage of expiring tax benefits (safe harbor). This unusual sourcing activity during the second quarter of 2012 reduced net revenues, but had no material impact on Company’s gross profits. Net revenues normalized for this unusual sourcing event were approximately $22.5 million for the second quarter of 2012, or 12.7% more than the same period last year.

On December 19, 2011, Real Goods Solar closed on the merger with Alteris Renewables, issuing 8.7 million unregistered shares of its Class A common stock for 100% of Alteris’ outstanding equity. For accounting purposes, Alteris’ financial results were consolidated with Real Goods Solar’s beginning June 22, 2011, when the merger agreement was signed. The Non-GAAP pro forma comparative results of operations are reflected below.

Gross profit decreased by $0.1 million to $5.3 million, or 24.8% of net revenue, for the second quarter of 2012 from $5.4 million, or 26.9% of net revenue, in the same period last year. The 210 basis point decrease in gross profit percentage primarily reflects the impact of the unusual equipment sourcing event mentioned above, as well as a reduction in the mix of residential projects which produce higher gross margins over commercial projects. The Company generally expects a higher mix of commercial projects in 2012 over 2011.

Operating expenses were approximately 41.3% of net revenue normalized for the unusual equipment sourcing mentioned above, as compared to 35.5% of net revenue on a pro forma basis for the same quarter last year. The increase in operating expenses is primarily associated with centralization and addition of resources at the Company’s Colorado location.

Operating loss and net loss for the second quarter of 2012 was $4.0 million and $2.5 million ($0.09 loss per share), respectively. The prior year operating loss and net loss for the second quarter was $1.9 million and $1.6 million ($0.08 loss per share), respectively, including $2.0 million of Alteris acquisition related costs. On a pro forma basis, the Non-GAAP 2011 second quarter operating loss and net loss was $3.0 million and $1.9 million ($0.07 loss per share), respectively, including the Alteris operations and excluding acquisition costs.

First Half 2012 Financial Results

For the first half of 2012, net revenue increased 6.2% to $39.7 million from 37.4 million for the same period last year. Net loss for the first half of 2012 was $4.4 million, or $0.16 loss per share, compared to a net loss of $3.4 million, or $0.12 loss per share, for the same period last year on a pro forma basis. The increased net loss in the second quarter of 2012 over the prior year is primarily attributable to one-time integration and reorganization costs associated with the Alteris acquisition and the centralization of support services to Colorado.

Management Commentary

“We expended nearly $2.0 million of non-recurring costs over the past few quarters in connection with the integration and reorganization efforts of the Company,” said John Coletta, the Company’s CFO. “We expect the expanded and refined organization to produce the project revenues and gross profits adequate to cover fixed operating expenses, and anticipate a return to positive cash flow near the end of the year.”

Kam Mofid, Real Goods Solar CEO, commented: “During the past several months, the Company has put the people, systems and processes in place to capitalize on its new combined footprint with Alteris. While this involved many significant one-time expenses over the past several quarters and the usual complexities and short-term disruptions of integration, the Company now has the resources and capabilities to re-focus on implementing our profitable growth plans in both the residential and commercial sectors.”

Kam Mofid joined the Company as CEO effective July 30, 2012. “Everyone on the board is very pleased to have Kam join the Company and lead the charge to a return to profitability that was lost a year ago,” commented Jirka Rysavy, Chairman.

Conference Call and Webcast

Real Goods Solar will hold a conference call to discuss its second quarter 2012 financial results today, Monday, August 13, 2012 at 4:30 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Monday, August 13, 2012

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-877-941-4774

International: 1-480-629-9760

Conference ID#: 4556478

Webcast: http://public.viavid.com/index.php?id=101221

The conference call will be webcast live and available for replay via the Investor Relations section of the company’s website at www.realgoodssolar.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until August 27, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4556478

About Real Goods Solar, Inc.

Real Goods Solar, Inc. (NASDAQ:RSOL) is a leading residential and commercial solar energy integrator, having installed over 13,000 solar systems. Real Goods Solar offers turnkey solar energy solutions and has 34 years of experience in solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. With 15 offices in California, Colorado and the Northeast, Real Goods Solar is one of the largest residential and commercial solar providers in the country. For more information about Real Goods Solar, please visit RealGoodsSolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Company Contact:

John Coletta

Chief Financial Officer

Real Goods Solar, Inc.

Tel (303) 222-8310

john.coletta@realgoods.com

Investor Relations:

Ron Both

Liolios Group, Inc.

Tel (949) 574-3860

RSOL@liolios.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30, 2012		Three Months Ended June 30, 2011
Net revenue	$21,447	100.0%	$19,954	100.0%
Cost of goods sold	16,128	75.2%	14,594	73.1%

Gross profit	5,319	24.8%	5,360	26.9%
Operating expenses	9,279	43.3%	5,224	26.2%
Acquisition-related costs	—		2,010	10.1%

Loss from operations	(3,960)	-18.5%	(1,874)	-9.4%
Interest expense	(110)	-0.5%	(9)	0.0%

Loss before income taxes	(4,070)	-19.0%	(1,883)	-9.4%
Income tax benefit	(1,552)	-7.3%	(308)	-1.5%

Net loss	$(2,518)	-11.7%	$(1,575)	-7.9%

Weighted-average shares outstanding:
Basic	26,669		19,112
Diluted	26,669		19,112
Net loss per share:
Basic	$(0.09)		$(0.08)
Diluted	$(0.09)		$(0.08)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended June 30, 2012		Six Months Ended June 30, 2011
Net revenue	$39,703	100.0%	$37,379	100.0%
Cost of goods sold	27,957	70.4%	26,990	72.2%

Gross profit	11,746	29.6%	10,389	27.8%
Operating expenses	18,709	47.1%	10,187	27.2%
Acquisition-related costs	—	—%	2,010	5.4%

Loss from operations	(6,963)	-17.5%	(1,808)	-4.8%
Interest expense	(159)	-0.4%	(7)	0.0%

Loss before income taxes	(7,122)	-17.9%	(1,815)	-4.8%
Income tax benefit	(2,748)	-6.9%	(277)	-0.7%

Net loss	$(4,374)	-11.0%	$(1,538)	-4.1%

Weighted-average shares outstanding:
Basic	26,669		18,714
Diluted	26,669		18,714
Net loss per share:
Basic	$(0.16)		$(0.08)
Diluted	$(0.16)		$(0.08)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2012	Dec 31st, 2011
Assets
Current assets:
Cash	$6,595	$11,813
Restricted cash	—	172
Accounts receivable, net	14,549	21,539
Costs in excess of billings on uncompleted contracts	2,608	5,411
Inventory, net	8,175	12,264
Deferred costs on uncompleted contracts	1,087	1,313
Receivable and deferred tax assets	2,218	3,333
Other current assets	1,591	1,014

Total current assets	36,823	56,859
Property and equipment, net	6,816	6,930
Deferred tax assets	9,455	5,444
Goodwill	19,746	19,885
Other intangibles, net	195	390
Other assets	54	41

Total assets	$73,089	$89,549

Liabilities and shareholders’ equity
Current liabilities:
Line of Credit	$6,500	$—
Accounts payable	7,755	27,785
Accrued liabilities	2,657	3,292
Billings in excess of costs on uncompleted contracts	2,534	2,144
Payable to Gaiam	483	476
Related party debt	4,850	1,700
Debt	157	197
Capital lease obligations	158	126
Deferred revenue and other current liabilities	640	2,388

Total current liabilities	25,734	38,108
Debt, net of current portion	126	202
Capital lease obligations, net of current portion	504	433

Total liabilities	26,364	38,743

Total shareholders’ equity	46,725	50,806

Total liabilities and shareholders’ equity	$73,089	$89,549

Non-GAAP Pro Forma Financial Measures

The Company has utilized the non-GAAP information set forth below as additional devices to aid in understanding and analyzing its financial results for the three months ended June 30, 2012 and the six months ended June 30, 2012. The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

Reconciliations of the Company’s three months ended June 30, 2011 and the six months ended June 30, 2011 GAAP net revenue, operating expenses, net income and earnings per share to its Non-GAAP pro forma amounts are set forth below (unaudited, in thousands, except per share amounts):

	For the Three Months ended June 30, 2011	For the Six Months ended June 30, 2011
Net Revenue	$19,954	$37,379
Inclusion of Alteris	7,409	13,355
Adjustment for change in accounting for percentage of completion revenue recognition	(651)	(1,279)

Non-GAAP pro forma net revenue	$26,712	$49,455

Operating expenses	$7,234	$12,197
Inclusion of Alteris	3,966	6,843
Inclusion of amortization	40	90
Adjustment for reclassification of Alteris expenses previously recorded in cost of goods sold	240	770
Acquisition-related costs	(2,010)	(2,010)

Non-GAAP pro forma operating expenses	$9,470	$17,890

Net income	$(1,575)	$(1,538)
Inclusion of Alteris	(2,055)	(3,465)
Pro forma adjustments (1)	1,769	1,597

Non-GAAP pro forma net loss	$(1,861)	$(3,406)

Shares outstanding
Weighted average shares outstanding, as reported	19,112	18,714
Inclusion of shares issued for Alteris	8,700	8,700

Pro forma weighted average shares outstanding	27,812	27,414

Earnings per share	$(0.08)	$(0.08)
Inclusion of Alteris	(0.05)	(0.10)
Pro forma adjustments (1)	0.06	0.06

Non-GAAP pro forma loss per share	$(0.07)	$(0.12)

	For the Three Months ended June 30, 2012	For the Six Months ended June 30, 2012
Net Revenue	$21,447	$39,703
Adjustment for safe harbor	1,042	2,125

Non-GAAP pro forma net revenue	$22,489	$41,828

(1)

Pro forma adjustments for the three months ended June 30th 2011 include: $2.0 million for the acquisition costs of Alteris Renewables, Inc.; ($0.2) million due to a change in estimate for contracts recorded under the percentage of completion accounting method; ($0.1) million due to tax benefits.

Pro forma adjustments for the six months ended June 30th 2011 include: $2.0 million for the acquisition costs of Alteris Renewables, Inc.; ($0.3) million due to a change in estimate for contracts recorded under the percentage of completion accounting method; ($0.1) million due to amortization of intangibles.